PGIM ROCK ETF TRUST

MANAGEMENT AGREEMENT

Agreement made the 26th day of October 2023, between PGIM Rock ETF Trust, a Delaware statutory trust (the "Trust"), on behalf of certain of its series, as listed on Schedule A (each, a "Fund"; collectively, the "Funds"), and PGIM Investments LLC, a New York limited liability company (the Manager).

W I T N E S S E T H

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the 1940 Act); and

WHEREAS, the Trust desires to retain the Manager to render, or contract to obtain as hereinafter provided, investment advisory services to the Trust and the Funds, and the Trust also desires to avail itself of the facilities available to the Manager with respect to the administration of its day-to-day business affairs, and the Manager is willing to render such investment advisory and administrative services;

NOW, THEREFORE, the parties agree as follows:

1.The Trust hereby appoints the Manager to act as manager of the Funds and as administrator of its business affairs for the period and on the terms set forth in this Agreement. The Manager accepts such appointment and agrees to render the services herein described, for the compensation herein provided. Subject to the approval of the Board of Trustees of the Trust, the Manager is authorized to enter into subadvisory agreements with PGIM Quantitative Solutions LLC, or any other subadviser, whether or not affiliated with the Manager (each, a Subadviser), pursuant to which such Subadviser shall furnish to one or more of the Funds the investment advisory services in connection with the management of the Funds (each, a Subadvisory Agreement). Subject to the approval of the Board of Trustees of the Trust, the Manager is authorized to retain more than one Subadviser for any Fund, and if a Fund has more than one Subadviser, the Manager is authorized to allocate such Funds' assets among the Subadvisers. The Manager will continue to have responsibility for all investment advisory services furnished pursuant to any Subadvisory Agreement. The Trust and the Manager understand and agree that the Manager may manage the Funds in a "manager-of-managers" style with either a single or multiple subadvisers. To the extent applicable to the Trust, the Manager may pursue a manager-of-managers program pursuant to an exemptive order issued by the Securities and Exchange Commission (SEC). In pursuing a manager-of-managers program it is contemplated that the Manager will, among other things: (i) continually evaluate the performance of each Subadviser to the Funds, if applicable, through quantitative and qualitative analysis and consultations with such Subadviser; (ii) periodically make recommendations to the Board as to whether the contract with one or more Subadvisers should be renewed, modified, or terminated; and (iii) periodically report to the Board regarding the results of its evaluation and monitoring functions. The Trust recognizes that a Subadviser's services may be terminated or modified pursuant to the "manager-of-managers" process, and that the Manager may appoint a new Subadviser for a Subadviser that is so removed.

2.Subject to the supervision of the Board of Trustees, the Manager shall administer each Fund's business affairs and, in connection therewith, shall furnish the Funds with office facilities and with clerical, bookkeeping and recordkeeping services at such office facilities and, subject to Section 1 hereof and any Subadvisory Agreement, the Manager shall manage the investment operations of the Trust and the Funds and the composition of each Fund's portfolio, including the purchase, retention and disposition thereof, in accordance with each respective Fund's investment objectives, policies and restrictions as stated in such Fund's registration statement, and subject to the following understandings:

(a)The Manager (or a Subadviser under the Manager's supervision) shall provide supervision of each Funds' investments, and shall determine from time to time what investments or securities will be purchased, retained, sold or loaned by a Fund, and what portion of the assets will be invested or held uninvested as cash.

(b)The Manager, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Declaration of Trust of the Trust as it may be amended from time to time and the Funds' registration statements and with the instructions and directions of the Board of Trustees, and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations. In connection therewith, the Manager shall, among other things, prepare and file (or cause to be prepared and filed) such reports as are, or may in the future be, required by the SEC.

(c)The Manager (or the Subadviser under the Manager's supervision) shall determine the securities and other financial instruments to be purchased or sold by each Fund and will place orders pursuant to its determinations with or through such persons, brokers, dealers or futures commission merchants in conformity with the policy with respect to brokerage as set forth in a Fund's registration statement or as the Board of Trustees may direct from time to time. In providing each Fund with investment supervision, it is recognized that the Manager (or the Subadviser under the Manager's supervision) will give primary consideration to securing the most favorable price and efficient execution. Consistent with this policy, the Manager (or Subadviser under the Manager's supervision) may consider the financial responsibility, research and investment information and other services provided by brokers, dealers or futures commission merchants who may effect or be a party to any such transaction or other transactions to which other clients of the Manager (or Subadviser) may be a party, the size and difficulty in executing an order, and the value of the expected contribution of the broker-dealer to the investment performance of such Fund on a continuing basis. The Manager (or Subadviser(s)) to each Fund each shall have discretion to effect investment transactions for such Fund through broker-dealers (including, to the extent legally permissible, broker-dealers affiliated with the Subadviser(s)) qualified to obtain best execution of such transactions who provide brokerage and/or research services, as such services are defined in Section 28(e) of the Securities Exchange Act, as amended (the 1934 Act), and to cause a Fund to pay any such broker-dealers an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker- dealer would have charged for effecting that transaction, if the brokerage or research services provided by such broker-dealer, viewed in light of either that particular investment transaction or the overall responsibilities of the Manager (or the Subadviser(s)) with respect to the Fund and other accounts as to which they or it may exercise investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act), are reasonable in relation to the amount of commission.

On occasions when the Manager (or a Subadviser under the Manager's supervision) deems the purchase or sale of a security or other financial instrument to be in the best interest of a Fund as well as other clients of the Manager (or the Subadviser), the Manager (or Subadviser), to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or other financial instruments to be so sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities or other financial instruments so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Manager (or the Subadviser) in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the respective Fund and to such other clients.

(d)The Manager (or a Subadviser under the Manager's supervision) shall maintain all books and records with respect to the Funds' portfolio transactions and shall render to the Trust's Board of Trustees such periodic and special reports as the Board may reasonably request.

(e)The Manager (or a Subadviser under the Manager's supervision) shall be responsible for the financial and accounting records to be maintained by the Funds (including those being maintained by the Funds' Custodian).

(f)The Manager (or a Subadviser under the Manager's supervision) shall provide the Funds' Custodian on each business day information relating to all transactions concerning each Fund's assets. The Manager (or a Subadviser under the supervision of the Manager) shall determine and make such modifications to the identity and number of shares of the securities or financial instruments or cash in lieu thereof to be accepted in exchange for creation units of each Fund and the securities or financial instruments or cash in lieu thereof that will be applicable that day to redemption requests received by each Fund and facilitate the appropriate dissemination of such information.

(g)The investment management services of the Manager to the Funds under this Agreement are not to be deemed exclusive, and the Manager shall be free to render similar services to others.

(h)The Manager shall make reasonably available its employees and officers for consultation with any of the Trustees or officers or employees of the Trust with respect to any matter discussed herein, including, without limitation, the valuation of a Fund's securities.

3.The Trust has delivered to the Manager copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

(a)Declaration of Trust of the Trust;

(b)By-Laws of the Trust (such By-Laws, as in effect on the date hereof and as amended from time to time, are herein called the "By- Laws");

(c)Certified resolutions of the Board of Trustees of the Trust authorizing the appointment of the Manager and approving the form of this agreement;

(d)Registration Statements under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A (the Registration Statements), as filed with the SEC relating to the Trust and the Funds and the Funds' shares of beneficial interest, and all amendments thereto; and

(e)Prospectuses and Statement(s) of Additional Information of the Funds.

4.The Manager shall authorize and permit any of its officers and employees who may be elected as Trustees or officers of the Trust to serve in the capacities in which they are elected. All services to be furnished by the Manager under this Agreement may be furnished through the medium of any such officers or employees of the Manager.

5.The Manager shall keep the Funds' books and records required to be maintained by it pursuant to Paragraph 2 hereof. The Manager agrees that all records that it maintains for a Fund are the property of the respective Fund, and it will surrender promptly to such Fund any such records upon such Fund's request; provided, however, that the Manager may retain a copy of such records. The Manager further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by the Manager pursuant to Paragraph 2 hereof.

6.During the term of this Agreement, the Manager shall bear all fees and expenses, and shall furnish all necessary services, facilities and personnel, in connection with its responsibilities under this Agreement, except such expenses that are assumed by the Funds under Section 7 of this Agreement. In addition, the Manager shall bear the following fees and expenses of the Trust and/or a Fund (as may be required), other than those expenses under Section 7 of this Agreements:

(a)Expenses of any Subadviser of a Fund, a Fund's transfer agent, registrar, distributor, depository, dividend disbursing agent, securities lending agent, any index calculation, maintenance or dissemination agent, accounting services provider, and the agent responsible for calculating the current value of a Fund's portfolio positions for dissemination during the business day;

(b)all fees and expenses of a Fund's custodian bank (the Custodian) that relate to a Fund, including (i) the custodial function and the recordkeeping connected therewith, (ii) preparing and maintaining the general accounting records of a Fund and the provision of any such records to the Manager useful to the Manager in connection with the Manager's responsibility for the accounting records of the Funds pursuant to Section 31 of the 1940 Act and the rules promulgated thereunder, and (iii) the pricing or valuation of the shares of a Fund, including the cost of any pricing or valuation service or services which may be retained pursuant to the authorization of the Board of Trustees,

(c)Expenses of obtaining quotations for calculating the value of each Fund's net assets and expenses relating to the computation of the Funds' net asset value;

(d)Expenses of maintaining each Fund's tax records;

(e)Recordkeeping fees and expenses for shareholder accounts;

(f)Costs and/or fees, including legal fees, incident to the preparation, printing and distribution of a Fund's product descriptions (unless such expenses are paid for pursuant to a Rule 12b-1 distribution plan or related agreement), notices and reports of a Fund to its shareholders and other related communications of a Fund to its shareholders (other than those that are expenses pursuant to Section 7), the expenses of preparing, setting in print, printing and distributing prospectuses and statements of additional information and any supplements thereto (unless such expenses are paid for pursuant to a Rule 12b-1 distribution plan or related agreement), the filing of reports with regulatory bodies, the maintenance of each Fund's existence and qualification to do business, and the expenses of issuing, redeeming, registering and qualifying for sale, shares with federal and state securities authorities;

(g)Any licensing fees necessary for the operation of the Trust and a Fund;

(h)Any costs related to the use of any index for which an affiliated person, as defined in Section 2(a)(3) of the 1940 Act, or an affiliated person of an affiliated person, of the Trust or a Fund, of the Manager, any Subadviser, the distributor or promoter of a Fund serves as index provider, as such may be required by the 1940 Act or any exemptive relief relied upon under the 1940 Act;

(i)Each Fund's ordinary legal fees, including the legal fees that arise in the ordinary course of business for a Delaware statutory trust registered as an open-end management investment company or fees that arise in the ordinary course of business in connection with listing Shares of the Funds on a securities exchange;

(j)Fees and expenses of independent accountants for each Fund;

(k)Costs of printing certificates (if any) representing shares of each Fund;

(l)Each Fund's pro rata portion of the fidelity bond required by Section 17(g) of the 1940 Act, or other insurance premiums;

(m)Association membership dues;

(n)Organizational and offering expenses of the Trust and each Fund;

(o)the fees and expenses of Trustees who are not "interested persons" of the Trust within the meaning of the 1940 Act; and

(p)the salaries and expenses of all employees of the Trust and the Manager.

7.During the term of this Agreement, each Fund assumes and will pay the expenses described below:

(a)Taxes (including, but not limited to, income, excise, stamp, transfer and withholding taxes) and governmental fees, if any, levied against such Fund;

(b)Brokerage fees, commissions and other portfolio transaction expenses incurred for such Fund, including, without limitation, Acquired Funds Fees and Expenses (as such term is defined in Form N-1A as promulgated by the SEC) and expenses of other pooled investment vehicles and expenses relating to creation and redemption transactions;

(c)Costs, including the interest expenses and any loan commitment or other associated fees, of such Fund borrowing money;

(d)Expenses incurred by such Fund pursuant to a Rule 12b-1 distribution plan or related agreement, including distribution fees;

(e)Expenses incident to meetings of such Fund's shareholders and the associated preparation, filing and mailing of associated notices and proxy statements;

(f)Extraordinary expenses of such Fund, including extraordinary legal expenses, as may arise including expenses incurred in connection with litigation, investigations, regulatory inquiries, proceedings, other claims and the legal obligations of such Fund to indemnify the Trustees, officers, employees, shareholders, distributors, the Manager, and agents with respect thereto; and

(g)The management fee of such Fund payable to the Manager under this Agreement.

The payment or assumption by the Manager of any expense of the Trust or a Fund that the Manager is not required by this Agreement to pay or assume shall not obligate the Manager to pay or assume the same or any similar expense of the Trust, such Fund or any other Fund at the time of such payment or assumption or on any subsequent occasion.

8.For the services provided and the expenses assumed pursuant to this Agreement, each Fund will pay to the Manager as full compensation therefore a fee at the annual rate(s) as described on the attached Schedule A with respect to the average daily net assets of such Fund. This fee will be computed daily, and will be paid to the Manager monthly. The Funds shall not pay any fee or other compensation to the Manager for the services provided and the expenses assumed pursuant to this Agreement.

9.The Manager shall not be liable for any error of judgment or for any loss suffered by a Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

Each Fund shall indemnify the Manager and hold it harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys' fees and amounts reasonably paid in settlements) incurred by the Manager in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of such Fund or its security holders) arising out of or otherwise based upon any action actually or allegedly taken or omitted to be taken by the Manager in connection with the performance of any of its duties or obligations under this Agreement; provided, however, that nothing contained herein shall protect or be deemed to protect the Manager against or entitle or be deemed to entitle the Manager to indemnification in respect of any liability to a Fund or its security holders to which the Manager would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of their duties and obligations under this Agreement.

10.This Agreement is made by the Manager and by the Trust, on behalf of its Funds, pursuant to authority granted by the Trustees, and the obligations created hereby are not binding on any of the Trustees or shareholders of the Funds individually, but bind only the property of that Fund and no other Funds of the Trust.

11.This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated with respect to any Fund at any time, without the payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the respective Fund, or by the Manager at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to a Fund. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

12.Nothing in this Agreement shall limit or restrict the right of any officer or employee of the Manager who may also be a Trustee, officer or employee of the Trust to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature, nor limit or restrict the right of the Manager to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

13.Except as otherwise provided herein or authorized by the Board of Trustees of the Trust from time to time, the Manager shall for all purposes herein be deemed to be an independent contractor, and shall have no authority to act for or represent the Funds in any way or otherwise be deemed an agent of the Funds.

14.During the term of this Agreement, each Fund agrees to furnish the Manager at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders of such Fund or the public, which refer in any way to the Manager, prior to use thereof and not to use such material if the Manager reasonably objects in writing within five business days (or such other time as may be mutually agreed) after receipt thereof. In the event of termination of this Agreement, each Fund will continue to furnish to the Manager copies of any of the above-mentioned materials which refer in any way to the Manager. Sales literature may be furnished to the Manager hereunder by first-class or overnight mail, facsimile transmission equipment or hand delivery. Each Fund shall furnish or otherwise make available to the Manager such other information relating to the business affairs of such Fund as the Manager at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

15.This Agreement may be amended by mutual consent, but the consent of a Fund must be obtained in conformity with the requirements of the 1940 Act.

16.Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Manager at 655 Broad Street, 6th Floor, Newark, NJ 07102-4410, Attention: Secretary; or (2) to the Trust at 655 Broad Street, 6th Floor, Newark, NJ 07102-4410, Attention: President.

17.This Agreement shall be governed by and construed in accordance with the 1940 Act and the laws of the State of New York.

18.The Trust may use the name "PGIM Rock ETF Trust," the name of each Fund listed on Schedule A or any name including the words "PGIM" or "Prudential" only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect, including any similar agreement with any organization which shall have succeeded to the Manager's business as Manager or any extension, renewal or amendment thereof remain in effect. At such time as such an agreement shall no longer be in effect, each Fund will (to the extent that it lawfully can) cease to use such a name or any other name indicating that it is advised by, managed by or otherwise connected with the Manager, or any organization which shall have so succeeded to such businesses. In no event shall the Trust or a Fund uses the name "PGIM Rock ETF Trust" or the name of any Fund listed on Schedule A or any name including the words "PGIM" or "Prudential" if the Manager's function is transferred or assigned to a company of which Prudential Financial, Inc. and/or The Prudential Insurance Company of America does not have control.

19.A copy of the Declaration of Trust is on file with the Secretary of State of Delaware.

20.Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to the 1940 Act or of guidance published by the staff of the SEC. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is related by rules, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year above written.

PGIM ROCK ETF TRUST

On behalf of its series, listed on Schedule A

By: /s/ Stuart Parker

Name: Stuart Parker

Title: President

PGIM INVESTMENTS LLC

By: /s/ Scott E. Benjamin

Name: Scott E. Benjamin

Title: Executive Vice President

SCHEDULE A
PGIM Rock ETF Trust

Fund Name	Annual Fee Rate
PGIM US Large-Cap Buffer 12 ETF – January	0.50%of the average daily net assets of the ETF

PGIM US Large-Cap Buffer 12 ETF – February	0.50%of the average daily net assets of the ETF

PGIM US Large-Cap Buffer 12 ETF – March	0.50%of the average daily net assets of the ETF

PGIM US Large-Cap Buffer 12 ETF – April	0.50%of the average daily net assets of the ETF

PGIM US Large-Cap Buffer 12 ETF – May	0.50%of the average daily net assets of the ETF

PGIM US Large-Cap Buffer 12 ETF – June	0.50%of the average daily net assets of the ETF

PGIM US Large-Cap Buffer 12 ETF – July	0.50%of the average daily net assets of the ETF

PGIM US Large-Cap Buffer 12 ETF – August	0.50%of the average daily net assets of the ETF

PGIM US Large-Cap Buffer 12 ETF – September	0.50%of the average daily net assets of the ETF

PGIM US Large-Cap Buffer 12 ETF – October	0.50%of the average daily net assets of the ETF

PGIM US Large-Cap Buffer 12 ETF – November	0.50%of the average daily net assets of the ETF

PGIM US Large-Cap Buffer 12 ETF – December	0.50%of the average daily net assets of the ETF

PGIM US Large-Cap Buffer 20 ETF – January	0.50%of the average daily net assets of the ETF

PGIM US Large-Cap Buffer 20 ETF – February	0.50%of the average daily net assets of the ETF

PGIM US Large-Cap Buffer 20 ETF – March	0.50%of the average daily net assets of the ETF

PGIM US Large-Cap Buffer 20 ETF – April	0.50%of the average daily net assets of the ETF

PGIM US Large-Cap Buffer 20 ETF – May	0.50%of the average daily net assets of the ETF

PGIM US Large-Cap Buffer 20 ETF – June	0.50%of the average daily net assets of the ETF

PGIM US Large-Cap Buffer 20 ETF – July	0.50%of the average daily net assets of the ETF

PGIM US Large-Cap Buffer 20 ETF – August	0.50%of the average daily net assets of the ETF

PGIM US Large-Cap Buffer 20 ETF – September	0.50%of the average daily net assets of the ETF

PGIM US Large-Cap Buffer 20 ETF – October	0.50%of the average daily net assets of the ETF

PGIM US Large-Cap Buffer 20 ETF – November	0.50%of the average daily net assets of the ETF

PGIM US Large-Cap Buffer 20 ETF – December	0.50%of the average daily net assets of the ETF

Schedule dated: October 26, 2023.